Exhibit 99.3

Sanchez Energy Announces Revised 2013 Capital Program and Production Guidance for 2013 and 2014

Houston, Texas – (PR Newswire) – June 3, 2013 – Sanchez Energy Corporation (NYSE: SN), a fast growing independent oil and gas company targeting the liquids-rich Eagle Ford Shale, Austin Chalk, Buda Limestone, and Pearsall Shale, today provided a capital spending and operations update following the closing of its acquisition of the Cotulla Eagle Ford properties from Hess Corporation.

Summary Highlights

•                  Estimated average production rate for May 2013, pro forma for the Cotulla assets, of 12,200 BOE/d, an increase of over 200% over our average 2013 first quarter production rate of 3,943 BOE/d

•                  Increased 2013 total capital expenditure program of approximately $475 million as compared to the previously announced level of $347 million, with over 90% of the capital spending directed to the drilling and completion of approximately 47 net (65 gross) wells

•                  Estimated 2013 production exit rate range of 15,000 to 17,000 BOE/d, an increase of over 255%, at the midpoint of the range, over our 2012 exit rate of approximately 4,500 BOE/d

•                  Estimated 2014 production exit range of 20,000 to 22,000 BOE/d

•                  Proved reserves, pro-forma for the acquired Cotulla assets, of 36.3 mmboe (87% liquids), with a PV-10 of $734 million (PV-10 is a non-GAAP financial measure.  See “Reconciliation of PV-10 to Standardized Measure” below)

Management Comments

Tony Sanchez III, President and Chief Executive Officer of Sanchez Energy, commented: “As a result of the closing of our Cotulla asset acquisition and an updated review of our operational opportunities, we have increased our 2013 capital program and activity levels. The primary change to our capital program is the result of the addition of the new Cotulla assets, where we expect to run one rig continuously drilling approximately 10 net wells for the remainder of 2013.  Furthermore, due to continued strong well performance in our Palmetto area, we have increased the number of wells we expect to drill by 4.5 net (9 gross) wells to a total of 17 net (34 gross) wells in 2013.  In order to accommodate the increased well count in the Palmetto area, we expect a third rig to be added during the second half of the year.  Given that we, along with our partner Marathon Oil Corporation, have shifted our development plans to an average of four wells per pad in this area, we expect the incremental production resulting from this increased well count to come on line either late in the fourth quarter of this year or early next year.

In the Marquis area, we continue to experience strong well performance and are on track to drill a total of 18 gross and net wells this year.  A second rig is expected to arrive in the area this month, and we have shifted our operations and development plans to focus on multi-well pad drilling.

This increased level of activity is well within our technical and administrative capabilities and should enable us to reach a 2013 year-end production exit rate range of 15,000 to 17,000 BOE/d as well as position us for continued strong production growth through 2014, which we expect to exit producing between 20,000 and 22,000 BOE/d.”

2013 Capital Program and Operating Plans

Sanchez Energy’s 2013 updated capital program calls for total spending of approximately $475 million to drill 46.7 net (65 gross) wells and to fund production facilities and related expenditures, additional acreage acquisition, and seismic expenditures. Over 90% of the capital program will be allocated towards drilling and completing wells in the Company’s four project areas, as outlined below:

Project Area	Planned Gross Wells	Planned Net Wells	Drilling Budget ($MM)
Marquis	18	18.0	$180
Palmetto	34	17.0	170
Cotulla	11	9.7	75
Maverick	2	2.0	10
Total Eagle Ford	65	46.7	$435
Facilities, Leasing, & Seismic			40
Total Capital Program			$475

2013 Operating and Financial Guidance

The following table provides the Company’s operating and financial guidance for 2013:

Metrics	Range

Production Guidance
Full Year 2013 Production (MBOE)	3,500	—	4,000
2013 Year-End Exit Rate (BOE/d)	15,000	—	17,000
2014 Year-End Exit Rate (BOE/d)	20,000	—	22,000

Full Year 2013 Financial Guidance ($/BOE)
Lease Operating Expense	$9.00	—	$10.00
Production & Ad Valorem Taxes	$6.00	—	$7.00
G&A, Excluding Stock-Based Compensation	$5.00	—	$6.00

Reconciliation of PV-10 to Standardized Measure

The following table reconciles PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP. Standardized measure is calculated in accordance with Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities,” as codified in ASC Topic 932, “Extractive Activities—Oil and Gas.” For further information regarding the calculation of the standardized measure, see “Unaudited Supplementary Information” included in the financial statements included in our Annual Report for the fiscal year ended December 31, 2012.

Pro Forma As of March 31, 2013 (in millions)

PV-10	$734.3
Present Value of Future Income Taxes Discounted at 10%	(174.5)
Standardized Measure	$559.8

About Sanchez Energy Corporation

Sanchez Energy Corporation is a Houston, Texas based growth oriented independent exploration and production company currently focused on the prolific Eagle Ford Shale trend of south Texas.  The Company has approximately 139,000 net acres targeting the liquids-rich Eagle Ford Shale, Austin Chalk, Buda Limestone, and Pearsall Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to, the assumption of unknown liabilities in the acquisition, failure of the acquired assets to produce as anticipated, failure to successfully integrate the acquired assets, the continued production of oil and gas at historical rates, realization of anticipated benefits from our recently closed acquisition, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2012 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.

Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S.  Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

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Company contact:
Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corporation
(713) 783-8000